Exhibit 4.2

Conveyance of Mineral and/or Royalty Interest

Effective [                    ] (the “Effective Date”), [                    ] (“Assignor”) for and in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, does hereby assign, transfer, grant and convey to [                                        ] (“Assignee”), its successors and assigns, as of the Effective Date at 12:01 a.m. (local time), an interest (the “Conveyed Interest”) in and to each of the mineral and/or royalty interests described on Exhibit ”A” attached hereto and made a part hereof (the “Interests”) equal to [            ] percent ([    ]%) of Assignor’s right, title and interest in the Interests which were acquired by Assignor by virtue of the assignments and/or conveyances set forth on Exhibit “A” attached hereto and by this reference made a part hereof (the “Instruments”). This Conveyance is subject to the terms and conditions of the Cabot Oil & Gas Corporation Mineral, Royalty and Overriding Royalty Interest Plan (the “Plan”) and the terms and conditions of the Instruments. In the event of a conflict between the terms of this Conveyance and the terms of the Plan, the terms of the Plan shall control.

The Conveyed Interest shall be paid in accordance with and in the same manner as the terms and provisions of the assignments and conveyances in the chain of title out of which the Conveyed Interest arises.

Assignor retains all executive rights related to the Conveyed Interest, including the right to take all actions and to make all judgments and decisions with respect to the leasing of the Conveyed Interest (whether to Assignor, affiliates of Assignor or any unaffiliated third parties). Assignor retains the right to receive all bonus, rental and shut-in royalty payments under any such leases on behalf of Assignee, to the extent Assignee is entitled to have such payments allocated to it as set out below. Assignor shall have no obligation to lease the Conveyed Interest and the granting of any lease by Assignor shall be on such terms as Assignor, in its sole discretion, deems acceptable. Although all bonus, rental and shut-in royalties shall be received by Assignor, Assignor agrees to later allocate and distribute to Assignee based on Assignee’s percentage ownership of the Conveyed Interest Assignee’s proportionate share of all bonus, rental and shut-in royalties paid for or under any lease or leases covering the Conveyed Interest which are entered into subsequent to the Effective Date, but only if the affected Conveyed Interest is a mineral interest. This Conveyance is made subject to any valid and subsisting oil and/or gas leases in force and of record (if any). This Conveyance shall not entitle Assignee to receive any bonus, rental or shut-in royalty paid for or under any lease or leases covering the Conveyed Interest which were in effect prior to the Effective Date. Assignee shall be responsible for and bear all ad valorem, production, and severance taxes chargeable against the Conveyed Interest, provided that all such taxes shall be paid for Assignee by Assignor out of the production attributable to Assignee’s interest.

If Assignor owns a working interest, or similar interest, in any properties out of which the Interests or Conveyed Interest are derived, or elects to develop such properties on an unleased basis, Assignor may conduct and carry on, or may contract for, the exploration, development, maintenance and operation of any such properties, in any manner it so desires, without regard to the Conveyed Interest and without any liability to Assignee. In addition, Assignor may transfer

Conveyance of Mineral Interest

and dispose of, and may take or omit to take any other action with respect to, all or any of its Interests from time to time in any such manner. For the avoidance of doubt, (a) Assignor shall have no obligation to conduct any drilling operations or take any other action upon or with respect to any property subject to the Conveyed Interest or lands pooled therewith, or to continue to operate any well or to operate or maintain in force or attempt to maintain in force any lease thereon, including by payment of delay rentals, shut-in royalties, compensatory royalties or other payments or by the drilling of any wells upon any such lease, or in any other manner, and the extent and duration of all operations, as well as the preservation of any such lease by delay rental payments or otherwise, shall be at the sole discretion of Assignor, and (b) Assignor shall have the right at any time to surrender, abandon or otherwise terminate any such lease in whole or in part without any liability to Assignee.

Assignor shall make all determinations with respect to the exploration, development, maintenance and operation of any property subject to the Conveyed Interest using the same criteria (or criteria less favorable to the property subject to the Conveyed Interest) as it would use were such property not subject to the Conveyed Interest (that is, Assignor shall not favor properties subject to the Conveyed Interest over properties not subject to the Conveyed Interest when allocating Assignor’s resources in the exploration, development, maintenance and operation of its properties).

Assignee grants Assignor the right, without further approval by Assignee, to pool the Conveyed Interest, or portions thereof, with other lands or leases to form one or more pooled units. As to each pooled unit so created, the interest attributable to Assignee shall be reduced in accordance with the terms of any applicable lease, pooling agreement or unit agreement.

This Conveyance is made subject to any recorded and/or unrecorded easements, rights-of-way, agreements, conveyances, encumbrances or burdens of any kind whatsoever.

This Conveyance shall inure to the benefit of and be binding on the parties and their respective heirs, legal representatives, successors and permitted assigns. Except as provided below, Assignee may only transfer or dispose of all or any portion of the Conveyed Interest (1) with the prior written consent of Assignor, which it may withhold in its sole discretion, and (2) after allowing Assignor a preferential purchase right on the following terms. If at any time Assignee desires to transfer or dispose of all or any portion of the Conveyed Interest, Assignee must first give to Assignor written notice thereof stating: (a) the amount of the Conveyed Interest offered by Assignee; (b) the form of consideration (which shall be either cash or a promissory note containing reasonable and customary terms) at which the Conveyed Interest is offered (the “Offered Price”); (c) the name and address of the proposed transferee from which Assignee has a bona fide offer to purchase the Conveyed Interest; (d) the proposed time of closing and payment for the Conveyed Interest; and (e) any other relevant material terms of the proposed sale. Upon receipt of such notice, Assignor will have a right to purchase all or any portion of the offered Conveyed Interest within 30 days of receipt of such notice at a purchase price equal to the Offered Price or such other price as may be agreed upon by Assignor and Assignee.

The restrictions contained in the preceding paragraph shall not apply to Assignee’s transfer of 100% of the Conveyed Interest to (1) any member of the immediate family of Assignee or (2) any trust or other estate planning entity whose principal beneficiary or beneficiaries are Assignee

Conveyance of Mineral Interest	2

and/or one or more members of the immediate family of Assignee; provided that, prior to such transfer, the transferee agrees to be bound in writing by the restrictions on transfer contained herein or in any assignment, conveyance or other interest or document executed by Assignee in connection with Assignee’s purchase of the Conveyed Interest, and that any transfers of interests in such trust or estate planning entity holding the Conveyed Interest shall be subject to the same transfer restrictions as the Conveyed Interest. Assignee’s heirs, legal representatives, successors and permitted assigns shall be bound by and comply with said transfer restrictions.

Assignor makes no, and disclaims any, warranty of title or otherwise as to the Conveyed Interest. Assignee accepts the Conveyed Interest without warranty of title or otherwise. Assignor makes no, and disclaims any, warranty of any kind, express or implied, as to the accuracy or completeness of any data, information or estimates provided to Assignee by Assignor. Assignor makes no, and disclaims any, warranty of any kind, express or implied, as to the condition of any equipment, materials or facilities associated with the Interests (or with any properties out of which the Interests or the Conveyed Interest are derived), including without limitation any warranty as to merchantability or fitness for a particular purpose. Assignee acknowledges such disclaimers.

This Conveyance shall be construed in accordance with, and enforced under, the laws of the State of [            ], without regard to choice of law rules of any jurisdiction, including [            ].

Assignor and Assignee have executed this Conveyance as of the Effective Date.

ASSIGNOR	ASSIGNEE

[ ]

By:	By:
Name:	Name:
Title:

Conveyance of Mineral Interest	3

ACKNOWLEDGMENTS

STATE OF [ ]	§
§
COUNTY OF [ ]	§

On this      day of [                    ], this instrument was acknowledged before me by                                                      , [                                                     ] of [                    ].

Notary Public in and for the State of [ ]
My Commission Expires:

STATE OF [ ]	§
§
COUNTY OF [ ]	§

On this      day of [                    ], this instrument was acknowledged before me by                                                      , [                                                     ] of [                    ].

Notary Public in and for the State of [ ]
My Commission Expires:

Conveyance of Mineral Interest	4

Exhibit “A”

to

Conveyance of Mineral and/or Royalty Interest

Conveyance of Mineral Interest	5